DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
11249 West 103rd Drive
Westminster, Colorado 80021
ph: 303 466 4092 / fax: 303 466 4826

September 30, 1998

U.S. Securities and Exchange Commission
Washington, D.C.

     Re:  Supplemental Information regarding
          Registration Statement on Form S-8

Ladies and Gentlemen:

Pursuant to Item 10, Instruction 5 of Schedule 14A, please be advised that it is the intention of Alanco Environmental Resources Corporation, (the "Corporation") to file an S-8 registration statement for the shares of Common Stock underlying of the compensation plans described in the Preliminary Proxy to be submitted to the shareholders of the Corporation. Assuming that the compensation plans are approved by the shareholders, the Corporation shall file the S-8 registration statement on or before November 30, 1998.

Very truly yours,


/s/DENNIS BROVARONE
Dennis Brovarone